Exhibit 3.1
SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

WLG INC.

WLG Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.           The present name of the corporation (hereinafter called the “Corporation”) is WLG Inc.   The Corporation was originally incorporated under the name Wako Logistics Inc. and the date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is December 2, 2003.

2.           The provisions of the certificate of incorporation of the Corporation as heretofore amended and/or supplemented, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Second Restated Certificate of Incorporation of  WLG Inc., without further amendment and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

3.           The Board of Directors of the Corporation has duly adopted this Second Restated Certificate of Incorporation pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

WLG INC.

FIRST:        The name of the Corporation is WLG Inc.

SECOND:        The address of its registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is The Corporation Service Company.

THIRD:        The nature of the business or purposes to be conducted or promoted is: To engage in any lawful act or activity of which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:        The total number of shares of stock which the Corporation shall have authority to issue is seventy-five million (75,000,000) shares consisting of (i) sixty-five million (65,000,000) shares of Common Stock, par value $0.001 per share and (ii) ten million (10,000,000) shares of Preferred Stock, par value $0.001 per share.

The powers, preferences and rights, and the qualifications, limitations and restrictions of the Corporation’s Common Stock and Preferred Stock are as follows:

(a)
holders of the Corporation’s Common Stock as a class, have equal ratable rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor and are entitled upon liquidation of the Company to share ratably in the net assets available for distribution, are not redeemable and have no pre-emptive or similar rights; and holders of the Corporation’s Common Stock have one non-cumulative vote for each share held of record on all matters to be voted on by the Corporation’s stockholders.

(b)
the shares of Preferred Stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board of Directors. The Board of Directors is hereby expressly vested with authority to determine and fix in the resolution or resolutions providing for the issuances of Preferred Stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

FIFTH:          The Corporation is to have perpetual existence.

SIXTH:        Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under §291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under §279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SEVENTH:   The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of §102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

EIGHTH:       The Corporation shall, to the fullest extent permitted by the provisions of §145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

NINTH:         From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article NINTH.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer, this 5th day of October, 2010.

WLG INC.

By:	/s/ Edmund Pawelko
Name: Edmund Pawelko
Title: Chief Financial Officer